EXHIBIT 99.4

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (hereinafter referred to as the “MOU”), is made and entered into this 2nd day of September 2009, by and between:

DP CleanTech Company Limited a company of registered address No 5 West Fifth Street, Sanlitun, Chaoyang District, Beijing, the Peoples Republic of China 100027 registered in the Peoples Republic of China under registration number [ 110000410192202 ] (hereinafter referred to as “DPCT”

and

VIASPACE Inc., a company incorporated and existing under the laws of Nevada, USA having its principal place of business at 2102 Business Center Dr. Suite 130, Irvine, CA 92612 (and its subsidiary VIASPACE Green Energy Inc.) (hereinafter referred to as “VIASPACE”).

WHEREAS, DPCT is a global leader in clean and renewable energy and has extensive experience in electrical power generation using biomass as feedstock with 19 power plants in operating in China.

WHEREAS, VIASPACE is a grower and supplier of a proprietary fast growing perennial grass known as Giant King Grass that is suitable for combustion in electricity generating power plants, and also as a feedstock for production of biofuels and as animal feed

WHEREAS, DPCT has conducted an independent energy analysis of Giant King Grass provided by VIASPACE which indicates that Giant King Grass is a suitable fuel for DPCT’s existing and planned biomass fueled power plants

WHEREAS, both DPCT and VIASPACE recognize that dedicated energy crops such as Giant King Grass represent an important new business opportunity as a feedstock for power generation, providing a reliable and consistent source of fuel to complement agricultural waste which is presently used as fuel and purchased by DPCT for approximately RMB 210/ton

WHEREAS each party desires to work together in a mutually beneficial effort.

NOW, THEREFORE, the parties hereto agree as follows:

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Article 1.  Collaboration

1.1
DPCT and VIASPACE will further examine the potential for running DPCT power plants on a combination of agricultural waste and Giant King Grass in order to provide a steady source of consistent quality fuel for power generation. A mix of 50% agricultural waste and 50% giant King grass may be optimal

1.2
DPCT estimates that one of DPCT’s 30 MW power plants will require 600 tons of biomass every day.  VIASPACE will examine opportunities to deliver at least 50% of that amount-- 300 tons per day of Giant King Grass for a new power plant

1.3	DPCT and VIASPACE will jointly investigate suitable areas to grow Giant King Grass and co-locate a new power plant
1.4
DPCT and VIASPACE will investigate opportunities to burn significant quantities of Giant King Grass in an existing DPCT power plant as a demonstration project with a targeted first firing date of December 2009.

The parties hereby acknowledge that they have the capabilities and will provide the following in connection with this MOU:

VIASPACE:
1)	Giant King Grass seedlings and grass growing in Guangdong province
2)	know-how and expertise to grow Giant King Grass
3)	business contacts in China and elsewhere in the world
DPCT:
1)	globally recognized expertise in using biomass as a feedstock for power generation
2)	ability to demonstrate the use of Giant King Grass as an energy feedstock
3)	power plants optimized for biomass

Article 2. Business Development Activities

The scope of the business development activities to be conducted by each of the parties hereunder, shall include, but not necessarily be limited to, the following:

1)	VIASPACE will introduce DPCT to potential power generation opportunities in South China and other areas where Giant King Grass projects are underway or under consideration
2)	DPCT will introduce VIASPACE and Giant King Grass to its current and potential customers for biomass fueled power production
3)	DPCT will evaluate the potential of a new dedicated biomass power production plant in Guangdong province in close proximity to VIASPACE grass fields

Article 3. Effective Period

The term of this MOU (the “Effective Period”) shall commence on the date hereof and terminate twelve (12) months from that date, unless extended by both parties.

Article 4. Nonbinding Agreement

This agreement does not legally bind either party, but represents the intent of both parties to further their mutual interests.

DPCT Power	VIASPACE Inc.
By: /s/ Liu Jian Guo	By: /s/ Carl Kukkonen
Name: Liu Jian Guo	Name: Carl Kukkonen
Title: Vice President	Title: Chief Executive Officer

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